Filed Pursuant to Rule 433
Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,500,000,000

4.125% SENIOR NOTES, DUE JANUARY 2024

FINAL TERM SHEET

Dated January 15, 2014

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	4.125% Senior Notes, due January 2024
Aggregate Principal Amount Initially Being Issued:	$2,500,000,000
Issue Price:	99.927%
Trade Date:	January 15, 2014
Settlement Date:	January 21, 2014 (T+3)
Maturity Date:	January 22, 2024
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	4.125% per annum
Interest Payment Dates:	January 22 and July 22 of each year, beginning July 22, 2014, subject to following business day convention (unadjusted).
Interest Periods:

Semi-annual. The initial interest period will be the period from,

and including, the Settlement Date to, but excluding, July 22,

2014, the initial Interest Payment Date. The subsequent interest periods will be the periods from and including, the applicable

Interest Payment Date to, but excluding, the next Interest Payment

Date or the Maturity Date, as applicable.

Treasury Benchmark:	10 year U.S. Treasury, due November 15, 2023
Treasury Yield:	2.884%
Treasury Benchmark Price:	98-27+
Spread to Treasury Benchmark:	+125 bps
Reoffer Yield:	4.134%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ANZ Securities, Inc., BBVA Securities Inc., BMO Capital Markets Corp., Capital One Securities, Inc., ING Financial Markets LLC, Mizuho Securities USA Inc., Natixis Securities Americas LLC, Santander Investment Securities Inc., SG Americas Securities, LLC, UniCredit Capital Markets LLC
Junior Co-Managers:	Loop Capital Markets, LLC, The Williams Capital Group, L.P.
CUSIP:	06051GFB0
ISIN:	US06051GFB05

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.